Exhibit 99.9

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT.

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of March 1, 2018 by and between Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), and each stockholder of AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), listed on Schedule I hereto, as amended from time to time (each a “Rollover Investor,” and collectively with any additional Investor that becomes a party hereto in accordance with the terms of this Agreement, the “Rollover Investors”). Parent and the Rollover Investors are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will merge with and into the Company and the Company will survive such merger as a wholly owned subsidiary of Parent on the terms and conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, in connection with the Closing and the Rollover (as defined below), each of Trident Pine Acquisition, LP (“Trident Pine”), K-Z Evergreen, LLC, a Delaware limited liability company (the “K-Z LLC,” and together with Trident, the “Equity Investors”) and the Rollover Investors desire to enter into the limited partnership agreement of Parent (the “Parent LP Agreement”);

WHEREAS, as of the date hereof, each Rollover Investor, either alone or together with another Rollover Investor, has the power to cause the voting and disposition of the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) set forth opposite such Rollover Investor’s name on Schedule I hereto (the “Rollover Shares”);

WHEREAS, each of the Rollover Investors desires to contribute the number of Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto at a price per Rollover Share equal to the Merger Consideration payable at Closing in exchange for the Class A limited partnership interests and common limited partnership interests of Parent (collectively, “LP Interests”); and

WHEREAS, the exchange of Rollover Shares for LP Interests is intended to qualify as a tax-free exchange pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, as a material inducement of Parent to consummate (and to cause Merger Sub to consummate) the Merger in accordance with the terms and conditions of the Merger Agreement and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01    Definitions. Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

Section 1.02    Interpretations.

(a)      The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)      The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

(c)      References to “$” or “dollars” shall refer to U.S. dollars unless specified otherwise.

(d)      References herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement.

(e)      Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f)      References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date.

(g)      References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(h)      References herein to any Person are also to its permitted successors and assigns.

(i)      The sections and headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(j)      If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k)      References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(l)      The terms “or,” “any” and “either” shall not be exclusive.

(m)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(n)     The word “will” shall be construed to have the same meaning and effect as the word “shall.”

ARTICLE II

ROLLOVER

Section 2.01    Rollover. Subject to the terms and conditions set forth in Section 3.01, immediately prior to the Closing, each Rollover Investor hereby irrevocably agrees to contribute or cause to be contributed to Parent, free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement), the Rollover Shares attributable to such Rollover Investor set forth on Schedule I hereto, and, with respect to such Rollover Shares represented by a stock certificate, shall deliver to Parent certificate(s) or other evidence representing such Rollover Shares, endorsed in blank (or together with duly executed stock powers), and with respect to Rollover Shares not represented by a stock certificate, evidence representing transfer of the Rollover Shares to Parent, in each case in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Rollover Shares. In exchange for (and conditioned upon) such Rollover Investor’s contribution of Rollover Shares to Parent, Parent shall issue to such Rollover Investor or such Rollover Investor’s designee, free and clear of all Liens (other than Liens created by such Rollover Investor or pursuant to an agreement between such Rollover Investor and Parent), the LP Interests set forth opposite such Rollover Investor’s name on Schedule I hereto. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the “Rollover.”

Section 2.02    Legends, etc. All certificates (if any) representing LP Interests issued by Parent to the Rollover Investors at the Effective Time shall be endorsed with the following legend:

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE LIMITED PARTNERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A LIMITED PARTNERSHIP AGREEMENT BETWEEN THE PARTNERSHIP AND THE HOLDER.

ARTICLE III

CONDITIONS TO ROLLOVER

Section 3.01    Conditions to Rollover. Each Rollover Investor’s obligation to effect the Rollover is subject to, and conditioned upon (a) the execution and delivery of the Merger Agreement by Company, (b) the continued satisfaction in full or waiver by the Parent of all conditions in Sections 6.01 and 6.03 of the Merger Agreement upon the date the Closing is required to have occurred pursuant to Section 2.03 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing but provided such conditions are satisfied at the Closing or waived by Parent at the Closing), (c) the substantially concurrent funding or consummation of the transactions contemplated pursuant to (i) the K-Z Equity LLC Commitment Letter and (ii) the Trident Equity Commitment Letter; provided, that the failure of the condition in this clause (c) to be satisfied shall not limit Parent’s or the Company’s ability to seek to enforce the obligations of the Rollover Investors hereunder in accordance with the terms hereof if (x) Parent, or the Company, is also concurrently seeking enforcement of the K-Z LLC Equity Commitment Letter (and the contemporaneous funding thereof) and the Trident Equity Commitment Letter (and the contemporaneous funding thereof) or (y) each of K-Z LLC and Trident Pine has satisfied, or is prepared to satisfy, its obligations under the K-Z LLC Equity Commitment Letter or the Trident Equity Commitment Letter, as applicable, and (d) the contemporaneous consummation of the Closing pursuant to Section 2.03 of the Merger Agreement or a final, non-appealable and binding order or judgment awarding specific performance to cause Parent to consummate the Closing pursuant to Sections 8.06(c) and 8.06(d) of the Merger Agreement.

ARTICLE IV

ADMISSION OF ADDITIONAL ROLLOVER INVESTORS

Section 4.01    Admission of Additional Rollover Investors. Pursuant to and in accordance with this Section 4.01 and Section 5.16 of the Merger Agreement, upon the execution of a joinder agreement in the form attached hereto as Exhibit A, the signatory thereto shall become a Rollover Investor under this Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in this Agreement as though it were an original party hereto and shall be deemed a Party for all purposes hereof and entitled to all of the rights incidental herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ROLLOVER INVESTORS

Each Rollover Investor severally hereby represents and warrants to Parent as follows:

Section 5.01    Organization and Qualification. For each such Rollover Investor that is not a natural person, such Rollover Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 5.02    Authorization.

(a)      For each such Rollover Investor that is not a natural person, such Rollover Investor has all requisite power and authority and has taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement and no other approval is required by such Rollover Investor to fulfill its obligations under this Agreement.

(b)      This Agreement has been duly and validly executed, and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the valid and binding obligation of such Rollover Investor, enforceable against it in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally or by general equitable principles.

Section 5.03    Consents.

(a)      Other than any filing with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, no consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by such Rollover Investor.

(b)      The execution, delivery and performance by such Rollover Investor of this Agreement does not and will not (i) if such Rollover Investor is not a natural person, violate the organizational documents of such Rollover Investor, (ii) subject to the receipt of consents and approvals of Governmental Entities contemplated by the Merger Agreement, violate any applicable law or order to which such Rollover Investor or any of its assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of such Rollover Investor.

Section 5.04    Investment Intention; Securities Laws. Such Rollover Investor (a) understands and has taken cognizance of all the risk factors related to the investment in Parent, (b) has been granted the opportunity to ask questions and receive answers concerning the terms and conditions of the investment in Parent and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished, and (c) has relied solely upon (i) the representations set forth in this Agreement and (ii) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Such Rollover Investor acknowledges that the investment in Parent is intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act. Such Rollover Investor has the financial ability to afford a complete loss of its investment in the LP Interests. Such Rollover Investor is acquiring the LP Interests solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Act, and such Rollover Investor understands that such LP Interests may not be disposed of by such Rollover Investor in contravention of the Securities Act, or any applicable state securities laws.

Section 5.05    Accredited Investor. Such Rollover Investor is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the LP Interests.

Section 5.06    No Registration. Such Rollover Investor understands that the LP Interests are being issued without registration under the Securities Act, under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder.

Section 5.07    Advisers. Such Rollover Investor has carefully considered and has, to the extent it believes such discussion necessary, discussed with its own legal, tax, accounting and financial advisers the suitability of an investment in Parent in light of such Rollover Investor’s particular tax, financial and other situation, and has determined that the LP Interests being acquired by such Rollover Investor hereunder is a suitable investment for such Rollover Investor.

Section 5.08    Rollover Shares. Such Rollover Investor, either alone or together with another Rollover Investor, has the power to cause the voting and disposition of the Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Parent will acquire the Rollover Shares attributable to such Rollover Investor free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

Section 5.09    No Employee/Employer Relationship. None of this Agreement (or any term or provision hereof), the issuance of the LP Interests, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between Parent, the Company or any of their respective Subsidiaries or any of Parent’s or Parent’s Affiliates, on the one hand, and such Rollover Investor, on the other hand.

Section 5.10    Tax Matters. Such Rollover Investor has not obtained, nor will such Rollover Investor transfer or assign, any of the LP Interests such Rollover Investor receives (or any interest therein), or cause any such LP Interests (or any interest therein) to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, or a “secondary market” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code, including an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PARENT

Parent hereby represents and warrants to each Rollover Investor as follows:

Section 6.01    Organization. Parent is duly organized, validly existing and in good standing under Delaware Law.

Section 6.02    Authorization.

(a)      Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(b)      This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by such Rollover Investor, constitutes the valid and binding obligation of Parent, enforceable by such Rollover Investor against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 6.03    Authorization of Limited Partnership Interests. The LP Interests, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all Liens, other than as applicable to the LP Interests or the holders thereof under applicable federal and state securities laws.

Section 6.04    Consideration Per LP Interest. The Rollover Investors will acquire LP Interests pursuant to this Agreement for the same price per LP Interest as the Equity Investors are acquiring LP Interests in connection with the Merger.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.01    Agreement to Vote.

(a)      Each Rollover Investor agrees that at the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postpone thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the adoption of the Merger Agreement and Merger, (i) when such meeting of the holders of Common Stock is held, such Rollover Investor shall appear at such meeting or otherwise cause the Rollover Shares set forth opposite such Rollover Investor’s name on Schedule I hereto to be counted as present thereat for the purpose of establishing a quorum and (ii) such Rollover Investor shall vote or cause to be voted (to the extent of its power to do so) at such meeting such Rollover Shares in favor of adopting the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such Rollover Investor shall vote (or cause to be voted), in person or by proxy (to the extent of its power to do so), all of the Rollover Shares attributable to such Rollover Investor set forth on Schedule I hereto against any other proposal, action or transaction involving the Company or any of the Company Subsidiaries, which other proposal, action or transaction would reasonably be expected to in any manner (A) impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (C) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

(b)      Each Rollover Investor hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Rollover Investor’s obligations pursuant to this Agreement.

Section 7.02    Transfer Restrictions. Other than as contemplated by Section 2.01, each Rollover Investor shall not, directly or indirectly, offer, sell, transfer, pledge, hypothecate assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Shares attributable to such Rollover Investor set forth on Schedule I hereto (or any other equity interests, options, warrants, calls, subscriptions or other rights in any such Rollover Shares) to any Person; provided, that nothing in this Section 7.02 shall prohibit Transfers from any Rollover Investor to any other Rollover Investor.

Section 7.03    Stock Dividends, After-Acquired Shares, etc. If between the date of this Agreement and the Effective Time the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the term “Rollover Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. Any additional shares of Common Stock acquired by the Rollover Investors on or after the date hereof and prior to the Closing shall be deemed “Rollover Shares” for purposes of this Agreement, including such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Rollover Investor, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof.

Section 7.04    Waiver of Appraisal Rights. Each Investor hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that such Investor may have under Delaware Law.

Section 7.05    Disclosure. Each Rollover Investor hereby acknowledges that Parent may publish and disclose in any announcement or disclosure required by the SEC and filings with any Governmental Entity, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, such Rollover Investor’s identity and ownership of the Rollover Shares and the nature of such Rollover Investor’s obligations under this Agreement. Parent hereby authorizes each Rollover Investor to disclose, in any disclosure required by any Governmental Entity, this Agreement, Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 7.06    No Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Rollover Investor solely in its capacity as a stockholder of the Company and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of any Rollover Investor from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 7.07    Effect of Adverse Recommendation Change. Until the termination of this Agreement in accordance with its terms, the obligations of the Rollover Investors shall apply whether or not the Company Board (or any committee thereof) has effected an Adverse Company Recommendation.

Section 7.08    Parent LP Agreement. In connection with the transactions contemplated by this Agreement and the Merger Agreement, concurrently with the Rollover, the Rollover Investors shall enter into the Parent LP Agreement on such terms as are mutually agreed by Trident Pine and K-Z LLC prior to the Closing.

ARTICLE VIII

REASONABLE BEST EFFORTS

Section 8.01    Reasonable Best Efforts.

(a)    In accordance with applicable Law, each Rollover Investor shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Merger Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement and the Merger Agreement.

(b)      Each of the Rollover Investors agrees that it shall use its reasonable best efforts cooperate with Parent with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(c)      Notwithstanding anything to the contrary in this Agreement, with respect to the matters covered in this Section 8.01(c), the Parties agree that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the transactions contemplated by this Agreement. The Rollover Investors shall not permit any of their respective Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

(d)      Notwithstanding anything to the contrary in this Agreement, with respect to the Required Regulatory Approvals, no Rollover Investor shall be obligated to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by with respect to the Required Regulatory Approvals would or would reasonably be expected to result in a Burdensome Condition.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with its terms.

Section 9.02    Effect of Termination. If this Agreement is terminated as provided in Section 9.01, this Agreement will become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease (except that the provisions of this Section 9.02 and Article X will survive any termination of this Agreement); provided, that nothing in this Agreement will relieve any Party from any liability resulting from its Willful Breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01    Applicable Law; Jurisdiction; Specific Performance.

(a)      This Agreement will be governed by the Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding and agree that service of process in any such action or proceeding shall be effective if given in accordance with Section 10.02 or any other manner permitted by applicable Law.

(b)      EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.01(B).

(c)      The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 10.02    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second Business Day after the sending thereof:

If to Parent:

Evergreen Parent, L.P.

c/o AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Attention:        Barry Zyskind

Email:              barry.zyskind@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Trident Pine Acquisition LP

c/o Stone Point GP Ltd.

20 Horseneck Lane

Greenwich, CT 06830

Attention:        David Wermuth

Facsimile:        (203) 625-8357

Email:              dwermuth@stonepoint.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:        Todd E. Freed

                         Jon A. Hlafter

Facsimile:        (212) 735-2000

Email:              todd.freed@skadden.com

                         jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:        Ross A. Fieldston

                         Adam M. Givertz

Facsimile:        (212) 757-3990

Email:              rfieldston@paulweiss.com

                         agivertz@paulweiss.com

If to a Rollover Investor:

At the address of such Rollover Investor set forth on Schedule 1 hereto.

Section 10.03    Amendment; Entire Agreement. This Agreement may be amended with respect to any Rollover Investor only by an agreement in writing executed by the Parent and such Rollover Investor and with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). This Agreement and the schedules and exhibits thereto, the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters and other documents delivered by the Parties in connection herewith and the Merger Agreement contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 10.04    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Rollover Investor (whether by operation of law or otherwise) without the prior written consent of Parent and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed). In addition, the rights of Parent with respect to a Rollover Investor may not be assigned without such Rollover Investor’s and the Company’s prior written consent (with the Company’s consent not to be unreasonably withheld, conditioned or delayed).

Section 10.05    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement.

Section 10.06    Parties in Interest; Third Party Beneficiaries. This Agreement is for the sole benefit of and shall be binding upon Parent and the Rollover Investors and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Rollover Investors any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except in Section 10.07 hereof with respect to Non-Recourse Parties, and that the Company shall be an express third-party beneficiary of this Agreement and shall be entitled to seek a decree or order for specific performance to cause each Rollover Investor to consummate the Rollover pursuant to, and to specifically enforce the other provisions of, this Agreement, in each case, subject to the terms and conditions hereof, but only in the event that the Company would be able to obtain specific performance of the Parent’s obligation to enforce the Rollover pursuant to, and in accordance with, Section 8.06(d) of the Merger Agreement. The rights of Parent may not be assigned with respect to any Rollover Investor, without the prior written consent of such Rollover Investor and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed). None of Parent’s creditors (other than the Company to the extent that (a) the Company is a creditor of the Parent and (b) the Company is a third party beneficiary of this Agreement) shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement and none of the Company’s equity holders or creditors shall have any right to enforce or cause Parent or any Rollover Investor to enforce this Agreement.

Section 10.07    Non-Recourse. Except to the extent expressly set forth in this Agreement, the Equity Commitment Letters, the Back-to-Back Equity Commitment Letters or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Parent acknowledges and agrees that (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Rollover Investors and (b) no Non-Recourse Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. Except as expressly contemplated by any Equity Commitment Letter or Back-to-Back Equity Commitment Letter, recourse against any Rollover Investor pursuant to this Agreement shall be the sole and exclusive remedy of Parent, Merger Sub and all of their respective Affiliates against the Rollover Investors in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions. Notwithstanding the Company’s rights as third party beneficiary hereunder as contemplated by Section 10.06 hereof, the Company is subject to this Section 10.07 hereof to the same extent as Parent and Merger Sub. For purposes of this Agreement, “Non-Recourse Party” means (i) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of a Rollover Investor (other than Parent and Merger Sub) or (ii) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the persons referred to in clause (i) above (other than Parent and Merger Sub). Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

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IN WITNESS WHEREOF, Parent and the Rollover Investors have executed this Agreement as of the day and year first above written.

EVERGREEN PARENT, L.P.
By	Evergreen Parent GP, LLC
its general partner

By	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

ROLLOVER INVESTOR

/s/ Barry D. Zyskind
Barry D. Zyskind

ROLLOVER INVESTOR

/s/ George Karfunkel
George Karfunkel

ROLLOVER INVESTOR

/s/ Leah Karfunkel
Leah Karfunkel

ROLLOVER INVESTOR

/s/ Barry Karfunkel
Barry Karfunkel

ROLLOVER INVESTOR

/s/ Robert Karfunkel
Robert Karfunkel

ROLLOVER INVESTOR

/s/ Anne Neuberger
Anne Neuberger

ROLLOVER INVESTOR

/s/ Sarah Horowitz
Sarah Horowitz

ROLLOVER INVESTOR

/s/ Bernard Karfunkel
Bernard Karfunkel

ROLLOVER INVESTOR

/s/ Cindy Brecher
Cindy Brecher

SCHEDULE I

Rollover Investor	Rollover Shares	Value of Rollover Shares	LP Interests to be Received	Notice Address

Barry Zyskind	22,101,025.00	$298,363,837.50	Common Partnership Units with a value of $298,363,837.50	54-17 17th Avenue, Brooklyn NY 11204

Leah Karfunkel	29,272,013.00	$395,172,175.50	Common Partnership Units with a value of $395,172,175.50	54-13 17th Avenue, Brooklyn NY 11204

George Karfunkel	32,438,408.00	$437,918,508.00	Common Partnership Units with a value of $437,918,508.00	1671 52nd Street, Brooklyn NY 11204

Barry Karfunkel*	5,354,753*	$72,289,165.50	Class A Partnership Units with a value of $72,289,165.50	41 Martin Lane, Lawrence NY 11559

Robert Karfunkel*	2,945,113*	$39,759,025.50	Class A Partnership Units with a value of $39,759,025.50	2121 Ave J, Brooklyn NY 11210

Cindy Brecher*	2,945,113*	$39,759,025.50	Class A Partnership Units with a value of $39,759,025.50	c/o Barry Zyskind 54-17 17th Avenue, Brooklyn NY 11204

Anne Neuberger*	401,606*	$5,421,681.00	Class A Partnership Units with a value of $5,421,681.00	c/o Barry Zyskind 54-17 17th Avenue, Brooklyn NY 11204

Sarah Horowitz*	6,224,899*	$84,036,136.50	Class A Partnership Units with a value of $84,036,136.50	c/o Barry Zyskind 54-17 17th Avenue, Brooklyn NY 11204

Bernard Karfunkel*	6,224,900*	$84,036,150.00	Class A Partnership Units with a value of $84,036,150.00	c/o Barry Zyskind 54-17 17th Avenue, Brooklyn NY 11204

* The obligations of such Rollover Stockholder set forth in Section 7.01 of this Agreement are subject in all respects to the obligations of such Rollover Stockholder set forth in that certain Common Stock Purchase Agreement, dated May 25, 2017, by and among the Company, such Rollover Stockholder and the other parties thereto.

EXHIBIT A

Joinder Agreement

Reference is hereby made to the Rollover Agreement (the “Agreement”), dated as of March 1, 2018 by and among Evergreen Parent, L.P., a Delaware limited partnership, and the investors listed on Schedule I thereto, as amended from time to time. Pursuant to and in accordance with the terms of Section 3.01 of the Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Agreement, including the schedule and exhibit thereto, and agrees that upon the execution of this joinder agreement, the undersigned shall become a Rollover Investor under the Agreement and shall be fully bound by, and subject to, the representations, warranties, covenants and agreements set forth in the Agreement as though it were an original party thereto and shall be deemed a Party thereto for all purposes thereof and entitled to all of the rights incidental therein.

Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of ________.

[Rollover Investor]

By
Name:
Title: